Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Chemical Reports Fourth Quarter and Full-Year Earnings

Highlights

•	Record quarterly earnings; Q4 2010 up over 500% versus Q4 2009.

•	Record full-year income from operations.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2010 of $84.1 million, or $1.26 per diluted share, compared to net income of $12.5 million, or $0.19 per diluted share, reported for the fourth quarter of 2009. Sales for the three months ended December 31, 2010 of $795.4 million increased $165.4 million compared to sales of $630.0 million in the same period of 2009, primarily due to higher sales prices for all of our major products and higher sales volumes for PVC resin and caustic. Income from operations was $137.1 million for the fourth quarter of 2010 compared to $23.0 million for the fourth quarter of 2009. Fourth quarter of 2010 income from operations benefited from improved Olefins segment integrated product margins, primarily as a result of higher sales prices driven by strong domestic and export demand for polyethylene and relatively flat ethane feedstock costs. In addition, vinyls sales volumes and operating rates improved compared to the same quarter in 2009, largely as a result of robust export demand for PVC resin.

Net income for the fourth quarter of 2010 of $84.1 million, or $1.26 per diluted share, increased $21.4 million from the $62.7 million of net income, or $0.95 per diluted share, reported for the third quarter of 2010. Fourth quarter 2010 income from operations was $137.1 million as compared to the $107.3 million reported for the third quarter of 2010, while net sales of $795.4 million increased $15.7 million compared to $779.7 million for the third quarter of 2010. The increase in net sales was largely due to higher average sales prices for most of our major products and increased PVC resin sales volume, partially offset by lower polyethylene and PVC pipe sales volume. The increase in income from operations was primarily due to continued improvement in Olefins integrated product margins as sales price increases outpaced increases in feedstock costs, as well as higher caustic sales prices and improved PVC resin sales volume.

Albert Chao, President and Chief Executive Officer, said, “We achieved significant improvement in earnings in 2010 in spite of the slow recovery in the broader economy and continued weakness in the U.S. construction markets. We reported record fourth quarter net income and record full year 2010 income from operations. Olefins segment margins showed steady improvement during 2010 driven largely by strong demand for polyethylene, low-cost natural gas-based ethylene production and high operating rates. In the Vinyls segment, PVC resin operating rates improved in 2010 due to increased exports driven largely by more competitive ethylene and energy cost positions in North America. As a part of our vinyls integration strategy, in 2010 we began construction of a chlor-alkali unit in Geismar, Louisiana, which is expected to be completed in 2013.”

For the year ended December 31, 2010, Westlake had net income of $221.4 million, or $3.34 per diluted share, on net sales of $3,171.8 million. This represents an increase in net income of $168.4 million, or $2.54 per diluted share, from 2009 net income of $53.0 million, or $0.80 per diluted share, on net sales of $2,325.7 million in 2009. 2010 sales increased $846.1 million to $3,171.8 million compared to sales for 2009 of $2,325.7 million, primarily due to higher sales prices for most of our major products, except caustic, and higher sales volume for polyethylene and PVC resin. Income from operations was $378.4 million for the year ended December 31, 2010 as compared to $107.3 million for 2009. Income from operations benefited from improved Olefins segment integrated product margins due primarily to increases in product prices, higher polyethylene sales volume and improved production rates for most of our major products. The increase in income from operations was partially offset by lower Vinyls segment margins and an unscheduled outage at one of our ethylene units in Lake Charles, Louisiana caused by freezing temperatures in the first quarter of 2010. The 2009 results were negatively impacted by an unscheduled outage due to an ice storm at our Calvert City, Kentucky facility and a turnaround at one of our ethylene units in Lake Charles.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2010 increased $32.2 million to $172.4 million from $140.2 million in the third quarter of 2010. EBITDA for the fourth quarter of 2010 increased $116.3 million from $56.1 million in the fourth quarter of 2009. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Operating activities provided cash of $283.3 million in 2010 compared to $235.5 million in 2009. The increase in cash provided by operating activities was primarily due to the increase in income from operations in 2010 as compared to 2009. Cash used for investing activities, including capital additions, was $80.3 million in 2010, compared to $103.2 million in 2009. In 2010, we bolstered our cash position with the issuance of $254.0 million ($154.0 million in the fourth quarter 2010) of tax exempt bonds issued by the state of Louisiana, restricted to qualifying investments. At December 31, 2010, we had $780.6 million of cash, including $150.3 million of restricted cash, and our debt was $764.5 million. The restricted cash is held by a trustee until such time as we request reimbursement for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $99.4 million to $154.5 million in the fourth quarter of 2010 from $55.1 million in the fourth quarter of 2009, the third consecutive quarter of record income from operations for the Olefins segment. The increase was mainly due to improved Olefins segment integrated product margins, which benefited from higher sales prices and relatively flat ethane feedstock costs as compared to the prior year period.

Income from operations for the fourth quarter of 2010 for the Olefins segment was $154.5 million compared to operating income of $136.1 in the third quarter of 2010, an increase of $18.4 million. This increase was primarily due to improved Olefins segment integrated product margins resulting from higher sales prices.

Income from operations increased by $282.9 million to $460.0 million in 2010 from $177.1 million in 2009. This increase was mainly attributable to improved Olefins segment integrated product margins due to higher sales prices, increased polyethylene sales volume and higher operating rates. The increase was partially offset by higher feedstock costs and the unscheduled outage at one of our ethylene units in Lake Charles during the first quarter of 2010. Income from operations for 2009 was negatively impacted by the turnaround at one of our ethylene units in Lake Charles.

VINYLS SEGMENT

The Vinyls segment reported a loss from operations of $12.4 million in the fourth quarter of 2010 compared to a loss from operations of $29.2 million in the fourth quarter of 2009, an improvement of $16.8 million. This improvement was primarily due to increased PVC resin sales volume and higher PVC resin, PVC building products and caustic sales prices, which were only partially offset by increased feedstock costs.

The Vinyls segment reported a loss from operations of $12.4 million in the fourth quarter of 2010 as compared to a loss from operations of $24.2 million in the third quarter of 2010. This positive change was primarily the result of higher sales volumes due to increased exports of PVC resin and higher caustic and PVC resin sales prices. These increases were partially offset by lower sales volumes and operating rates for PVC building products due to seasonal reductions in customer inventories.

The Vinyls segment incurred a loss from operations of $62.4 million in 2010 as compared to a loss from operations of $57.4 million in 2009. Operating results for 2010 were negatively impacted by lower integrated PVC resin margins primarily attributable to higher feedstock and energy costs, which were only partially offset by higher sales prices, as compared to 2009. Vinyls margins remain under pressure due to the continued weakness in the U.S. construction markets.

The statements in this release relating to matters that are not historical facts, including the timing of the construction of the new chlor-alkali unit, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC in February 2010.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter and full year 2010 results will be held Tuesday, February 22, 2011 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 356-4441, or (617) 597-5396 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 77630853.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. EST on Tuesday, March 1, 2011. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 12359421.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=3669110 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands of dollars, except per share data and shares outstanding)

Net sales	$795,387	$630,036	$3,171,787	$2,325,723
Cost of sales	631,263	583,172	2,689,104	2,130,595

Gross profit	164,124	46,864	482,683	195,128

Selling, general and administrative expenses	27,072	23,902	104,319	87,871

Income from operations	137,052	22,962	378,364	107,257

Interest expense	(11,301)	(8,794)	(39,875)	(34,957)
Other income, net	2,935	1,217	4,471	6,453

Income before income taxes	128,686	15,385	342,960	78,753

Provision for income taxes	44,613	2,932	121,567	25,758

Net income	$84,073	$12,453	$221,393	$52,995

Earnings per share
Basic	$1.27	$0.19	$3.35	$0.80
Diluted	$1.26	$0.19	$3.34	$0.80

Weighted average shares outstanding
Basic	66,220,352	65,979,476	66,139,206	65,914,404
Diluted	66,559,309	66,168,530	66,342,995	66,012,693

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2010	December 31, 2009

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$630,299	$245,592
Accounts receivable, net	362,863	339,796
Inventories, net	450,028	369,417
Other current assets	32,770	33,573

Total current assets	1,475,960	988,378
Property, plant and equipment, net	1,170,334	1,194,311
Restricted cash	150,288	101,149
Other assets, net	157,562	162,518

Total assets	$2,954,144	$2,446,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$323,578	$286,566
Long-term debt	764,482	515,400
Other liabilities	361,014	359,408

Total liabilities	1,449,074	1,161,374

Stockholders’ equity	1,505,070	1,284,982

Total liabilities and stockholders’ equity	$2,954,144	$2,446,356

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
	(In thousands of dollars)
Cash flows from operating activities
Net income	$221,393	$52,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,732	123,199
Deferred income taxes	14,153	31,207
Other balance sheet changes	(80,994)	28,121

Net cash provided by operating activities	283,284	235,522

Cash flows from investing activities
Additions to property, plant and equipment	(81,269)	(99,769)
Additions to equity investments	(10,177)	—
Acquisition of business	—	(6,297)
Proceeds from disposition of assets	914	3,255
Proceeds from repayment of loan to affiliate	763	—
Proceeds from involuntary conversion of assets	—	484
Settlements of derivative instruments	9,494	(859)

Net cash used for investing activities	(80,275)	(103,186)

Cash flows from financing activities
Proceeds from exercise of stock options	3,745	879
Dividends paid	(16,014)	(14,510)
Utilization of restricted cash	197,298	38,851
Capitalized debt issuance costs	(3,331)	(2,203)

Net cash provided by financing activities	181,698	23,017

Net increase in cash and cash equivalents	384,707	155,353
Cash and cash equivalents at beginning of the year	245,592	90,239

Cash and cash equivalents at end of the year	$630,299	$245,592

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands of dollars)

Net external sales
Olefins	$563,704	$461,167	$2,261,212	$1,611,451
Vinyls	231,683	168,869	910,575	714,272

	$795,387	$630,036	$3,171,787	$2,325,723

Income (loss) from operations
Olefins	$154,521	$55,088	$460,027	$177,101
Vinyls	(12,380)	(29,156)	(62,429)	(57,445)
Corporate and other	(5,089)	(2,970)	(19,234)	(12,399)

	$137,052	$22,962	$378,364	$107,257

Depreciation and amortization
Olefins	$21,723	$21,322	$86,086	$82,952
Vinyls	10,540	10,419	42,062	39,843
Corporate and other	147	148	584	404

	$32,410	$31,889	$128,732	$123,199

Other income, net
Olefins	$333	$25	$440	$440
Vinyls	95	533	399	478
Corporate and other	2,507	659	3,632	5,535

	$2,935	$1,217	$4,471	$6,453

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2010	2009	2010	2009
	(In thousands of dollars)

EBITDA	$140,169	$172,397	$56,068	$511,567	$236,909
Less:
Provision for income taxes	34,235	44,613	2,932	121,567	25,758
Interest expense	11,002	11,301	8,794	39,875	34,957
Depreciation and amortization	32,201	32,410	31,889	128,732	123,199

Net income	62,731	84,073	12,453	221,393	52,995
Changes in operating assets and liabilities	89,429	(16,631)	6,192	47,738	151,320
Deferred income taxes	7,227	861	3,421	14,153	31,207

Net cash provided by operating activities	$159,387	$68,303	$22,066	$283,284	$235,522

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2010 vs. Fourth Quarter 2009		Fourth Quarter 2010 vs. Third Quarter 2010
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+22.7%	-0.4%	+10.2%	-8.7%
Vinyls	+21.5%	+15.6%	+6.0%	-2.8%
Company	+22.4%	+3.9%	+9.0%	-7.0%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Ethane (cents/lb)	22.3	24.7	18.4	16.2	21.4
Propane (cents/lb)	25.8	29.4	25.7	25.3	29.8
Ethylene (cents/lb) (2)	40.5	52.3	45.6	38.3	47.3
Polyethylene (cents/lb) (3)	75.0	86.3	89.0	86.7	92.7
Styrene (cents/lb) (4)	55.3	67.7	64.7	55.3	63.3
Caustic ($/short ton) (5)	216.7	273.3	356.7	380.0	451.7
Chlorine ($/short ton) (6)	385.0	311.7	310.0	335.0	335.0
PVC (cents/lb) (7)	56.7	67.0	67.3	64.0	67.7

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.